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                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 of Wyndham International, Inc., to be filed with the Securities and Exchange Commission on or about August 27, 1999, of our report dated January 23, 1998, on our audit of the financial statements of Royal Palace Hotel Associates, as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998.

                                          /s/ PricewaterhouseCoopers LLP

Tampa, Florida
August 27, 1999